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                                                                   EXHIBIT 10(b)







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                   ------------------------------------------

                            STOCK PURCHASE AGREEMENT

                   ------------------------------------------


                                     BETWEEN


                                 POWERTEL, INC.

                                       AND

                               ITC WIRELESS, INC.



                            DATED AS OF JUNE 22, 1998


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                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS ..........................................................    1
     SECTION 1.1    Certain Defined Terms .......................................    1

ARTICLE II PURCHASE AND SALE ....................................................    5
     SECTION 2.1     Purchase and Sale of the Shares ............................    5
     SECTION 2.2     Purchase Price .............................................    5
     SECTION 2.3     Closing ....................................................    6
     SECTION 2.4     Closing Deliveries by the Seller ...........................    6
     SECTION 2.5     Closing Deliveries by the Purchaser ........................    6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER ........................    6
     SECTION 3.1     Organization, Authority and Qualification of the Seller ....    6
     SECTION 3.2     Capitalization of the Seller ...............................    7
     SECTION 3.3     Subsidiaries ...............................................    7
     SECTION 3.4     No Conflict ................................................    8
     SECTION 3.5     Governmental Consents and Approvals ........................    8
     SECTION 3.6     Seller SEC Reports; Financial Statements ...................    9
     SECTION 3.7     No Undisclosed Liabilities .................................    9
     SECTION 3.8     Conduct in the Ordinary Course; Absence of
                     Certain Changes, Events and Conditions .....................    9
     SECTION 3.9     Litigation .................................................   10
     SECTION 3.10    Compliance with Laws .......................................   10
     SECTION 3.11    Full Disclosure ............................................   10
     SECTION 3.12    Private Placement ..........................................   10
     SECTION 3.13    FCC Regulations ............................................   10
     SECTION 3.14    Brokers ....................................................   10
     SECTION 3.15    Delivery of Certain Documents ..............................   10
     SECTION 3.16    No Consideration for Consent ...............................   11
     SECTION 3.17    Delivery of Business Plan ..................................   11
     SECTION 3.18    Licenses ...................................................   11
     SECTION 3.19    Other Licenses and Approvals ...............................   12
     SECTION 3.20    Tax Matters ................................................   12
     SECTION 3.21    FCC Change of Control ......................................   12

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER .....................   13
     SECTION 4.1     Organization and Authority of the Purchaser ................   13
     SECTION 4.2     No Conflict ................................................   13
     SECTION 4.3     Governmental Consents and Approvals ........................   13
     SECTION 4.4     Litigation .................................................   14
     SECTION 4.5     Investment Purpose .........................................   14
     SECTION 4.6     Accredited Investor ........................................   14
     SECTION 4.7     Brokers ....................................................   14

ARTICLE V  ADDITIONAL AGREEMENTS ................................................   14
     SECTION 5.1     Filing of Certificate of Designations ......................   14
     SECTION 5.2     Treatment of Shares as Equity ..............................   14
     SECTION 5.3     Regulatory and Other Authorizations; Notices and Consents ..   14
     SECTION 5.4     Notice of Developments .....................................   15
     SECTION 5.5     Registration Rights ........................................   15
     SECTION 5.6     Resale Restrictions ........................................   15

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
     SECTION 5.7     Registration of Shares .....................................   16
     SECTION 5.8     Reservation of Common Stock ................................   16
     SECTION 5.9     Delivery of Certain Documents ..............................   16
     SECTION 5.10    Certain Information ........................................   16
     SECTION 5.11    Conduct of Business of the Seller ..........................   17
     SECTION 5.12    Use of Funds ...............................................   17
     SECTION 5.13    Further Action .............................................   17

ARTICLE VI  CONDITIONS TO CLOSING ...............................................   17
     SECTION 6.1     Conditions to Obligations of the Seller ....................   17
     SECTION 6.2     Conditions to Obligations of the Purchaser .................   18

ARTICLE VII INDEMNIFICATION .....................................................   20
     SECTION 7.1     Survival of Representations and Warranties .................   20
     SECTION 7.2     Indemnification ............................................   21
     SECTION 7.3     Limits on Indemnification ..................................   22

ARTICLE VIII  TERMINATION AND WAIVER ............................................   23
     SECTION 8.1     Termination ................................................   23
     SECTION 8.2     Effect of Termination ......................................   23
     SECTION 8.3     Waiver .....................................................   23

ARTICLE IX GENERAL PROVISIONS ...................................................   24
     SECTION 9.1     Expenses ...................................................   24
     SECTION 9.2     Notices ....................................................   24
     SECTION 9.3     Public Announcements .......................................   25
     SECTION 9.4     Headings ...................................................   25
     SECTION 9.5     Severability ...............................................   25
     SECTION 9.6     Entire Agreement ...........................................   26
     SECTION 9.7     Assignment .................................................   26
     SECTION 9.8     No Third Party Beneficiaries ...............................   26
     SECTION 9.9     Amendment ..................................................   26
     SECTION 9.10    Governing Law ..............................................   26
     SECTION 9.11    Counterparts ...............................................   26
     SECTION 9.12    Specific Performance .......................................   26

EXHIBITS

        6.1(e) Form of Opinion of Purchaser's Legal Counsel
        6.2(e) Form of Opinion of Seller's Legal Counsel

ANNEXES

        Annex I  .................................................................I-1
        Annex II ................................................................II-1

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        This STOCK PURCHASE AGREEMENT, dated as of June 22, 1998, is entered into between POWERTEL, INC., a Delaware corporation (the "Seller"), and ITC WIRELESS, INC., a Delaware corporation (the "Purchaser").


                                  WITNESSETH:

        WHEREAS, the Seller wishes to issue and to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, 50,000 shares (the "Shares") of a new series of convertible preferred stock of the Seller designated Series F 6.5% Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), upon the terms and subject to the conditions set forth herein; and

        WHEREAS, the terms of the Preferred Stock are set forth in the form of Certificate of Designations attached as Annex I hereto (the "Certificate of Designations");

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

        SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of June 22, 1998, between the Seller and the Purchaser (including the Exhibits and Annexes hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 9.9.

        "Approvals" has the meaning specified in Section 3.5.

        "Assets" means the properties, assets (including, without limitation, Licenses) and contract rights used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Seller or any Subsidiary or, with respect to contract rights, to which the Seller or any Subsidiary is a party or is bound.

        "Beneficially Own" with respect to any securities means having beneficial ownership as determined pursuant to Rule 13d-3 under the Exchange Act, including having beneficial ownership pursuant to any agreement, arrangement or understanding, whether or not in writing.

        "Business" means the business of the Seller and the Subsidiaries as currently conducted and, as contemplated by the Seller on the date hereof and on the Closing Date, to be conducted.

        "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

        "Certificate of Designations" has the meaning specified in the recitals to this Agreement.

        "Closing" has the meaning specified in Section 2.3.

        "Closing Date" has the meaning specified in Section 2.3.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Stock" means the common stock, par value $0.01 per share, of the Seller.

        "Communications Act" means the Federal Communications Act of 1934, as amended.

        "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

        "Disclosed by Seller" with respect to information concerning any event, fact or circumstance, includes information contained in the Seller's SEC Reports, annual and other reports furnished by Seller to its stockholders as a group, and press releases of the Seller disseminated to (i) the Dow Jones News Service or (ii) the National Association of Securities Dealers, Inc. Automated Quotation System or other national securities exchange ("Press Releases"), as well as information disclosed directly to the Purchaser by the Seller in this Agreement, the 1997 Financial Statements, the 1998 Financial Statements or in writing and attached hereto or delivered pursuant to Section 6.2. If the Purchaser has a representative on the Seller's Board of Directors, "Disclosed by Seller" shall also mean written information and materials which are or have been disclosed or distributed during the term of service of such representative to the Seller's Board of Directors or any committee thereof on which such representative serves or written evidence (such as minutes, resolutions and written consents) of



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

the meetings of the Board of Directors or any committee thereof on which such representative serves which are distributed during the term of service of such representative.

        "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

        "Encumbrance" means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Executive Officer" has the meaning set forth in Rule 405 of Regulation C adopted by the Commission under the Securities Act without regard to whether any party to this Agreement is a registrant as used in Rule 405.

        "FCC" means the United States Federal Communications Commission.

        "FCC Licenses" means all licenses granted by the FCC to the Seller for and related to the provision of personal communications services and cellular services in connection with the Seller's Business.

        "Governmental Authority" means any United States federal, state or local or any foreign government, regulatory or administrative authority, or any governmental agency, department, board or commission, or any court, tribunal, or judicial, arbitral or investigative body or other governmental tribunal.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Knowledge" of a party with respect to such party's representation or warranty concerning any event, fact or circumstance means the current actual knowledge of that party's Executive Officers of information which, after reasonable consideration by such Executive Officers, would be recognized by reasonable persons of similar experience in such positions as relevant to the representation or warranty qualified by the words "to the knowledge" of a party, "known to" a party or a similar phrase. Knowledge does not include information not within such current actual knowledge that might be revealed if the party's files were searched or if any other investigation were made.



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


        "Law" means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, including, without limitation, any requirement or rule of law of the FCC.

        "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

        "Licenses" means all FCC Licenses and all other licenses, permits (including construction permits), consents, approvals and other authority issued by any Governmental Authority in connection with the legal and proper operation of the Seller's Business.

        "Loss" has the meaning specified in Section 7.2(a).

        "Material Adverse Effect" means any circumstance, change in or effect on the Business, the Seller or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the Seller or any Subsidiary: (a) is, or would reasonably be expected to be, materially adverse to the Business, operations, Assets or Liabilities, prospects, results of operations or financial condition of the Seller and the Subsidiaries, taken as a whole; or (b) would reasonably be expected to materially adversely affect the ability of the Seller and the Subsidiaries to operate or conduct the Business.

        "1997 Financial Statements" means the audited annual consolidated financial statements of the Company and the notes and schedules thereto for the year ended December 31, 1997.

        "1998 Financial Statements" has the meaning specified in Section 3.2(b).

        "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, joint venture, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

        "Preferred Stock" has the meaning specified in the recitals to this Agreement.

        "Purchase Price" has the meaning specified in Section 2.2.

        "Purchaser" has the meaning specified in the preamble to this Agreement.

        "Reference Balance Sheet Date" means March 31, 1998.

        "Related Agreements" has the meaning specified in Section 3.15.

        "Sale" means any sale, assignment, transfer, distribution or other disposition of shares of Common Stock or of a participation therein, whether voluntarily or by operation of law.



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

        "SEC Reports" has the meaning specified in Section 3.6(a).

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Seller" has the meaning specified in the preamble to this Agreement.

        "Series E Stock Purchase Agreement" means that certain Stock Purchase Agreement of even date herewith between the Seller and SCANA Communications, Inc., as purchaser thereunder, with respect to the sale and purchase of 50,000 shares of the Seller's Series E 6.5% Cumulative Convertible Preferred Stock.

        "Shares" has the meaning specified in the recitals to this Agreement.

        "Subsidiaries" means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Seller directly or indirectly through one or more intermediaries.

        "Tax" or "taxes" means any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains, taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

        "Third Party Claims" has the meaning specified in Section 7.2(b).

        "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.


                                   ARTICLE II

                               PURCHASE AND SALE

        SECTION 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares.

        SECTION 2.2 Purchase Price. The aggregate purchase price for the Shares shall be $75,000,000.00 (the "Purchase Price"), representing a purchase price of $1,500.00 per Share.



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

        SECTION 2.3 Closing. Upon the terms and subject to the conditions of this Agreement, the issuance, sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at 10:00 A.M. local time on a date and at a location mutually agreed to by the parties upon the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

        SECTION 2.4 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser a receipt for the Purchase Price, stock certificates evidencing the Shares duly registered in the name of the Purchaser, in a form reasonably satisfactory to the Purchaser, and the opinions, certificates and other documents required to be delivered pursuant to Section 6.2.

        SECTION 2.5 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the Purchase Price in immediately available funds together with the opinions, certificates and other documents required to be delivered pursuant to Section 6.1.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

        As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

        SECTION 3.1 Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder, to consummate the transactions contemplated hereby and to conduct its Business, except where the failure to be in good standing would not have a Material Adverse Effect. The Seller is duly licensed or qualified to do Business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such licensing or qualification necessary, except as would not have a Material Adverse Effect. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby, including, without limitation, the issuance of the Preferred Stock in accordance with the terms of this Agreement and the Certificate of Designations, have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

        SECTION 3.2 Capitalization of the Seller. (a) The authorized capital stock of the Seller consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, (i) 26,948,955 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 300,000 shares of preferred stock (not including the Preferred Stock) are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Common Stock or preferred stock was issued in violation of any preemptive rights. All issuances of such issued and outstanding shares when made were registered or exempt from registration under the Securities Act, except where the failure of such issuances to be registered or exempt from registration would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the SEC Reports and in Schedule
3.2 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character to which the Seller is a party relating to the issuance or sale of capital stock of the Seller or obligating the Seller to issue or sell any shares of capital stock of, or any other equity interest in, the Seller or its Subsidiaries. Except as disclosed in Schedule 3.2 of the Disclosure Schedule, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of Common Stock or shares of capital stock of its Subsidiaries. Upon issuance of the Shares to the Purchaser at the Closing and payment therefor pursuant to this Agreement and the Certificate of Designations, the Shares will be validly issued, fully paid and nonassessable and free of preemptive rights. By the Closing Date, the shares of Common Stock issuable upon conversion of the Shares will be duly authorized and reserved for issuance upon such conversion and, upon issuance of such shares in accordance with the Certificate of Designations, will be validly issued, fully paid and nonassessable and free of preemptive rights. Upon consummation of the transactions contemplated by this Agreement, including the issuance of the Shares, registration of the Shares in the name of the Purchaser in the stock records of the Seller and delivery of the Shares, the Purchaser will own the Shares free and clear of all Encumbrances, other than Encumbrances resulting from any action, or failure to take action, by the Purchaser. All shares of Common Stock issued as dividends with respect to the Shares will be validly issued, fully paid and nonassessable and free of preemptive rights. Upon the due declaration and issuance of a dividend payable in Common Stock with respect to the Shares, the registration of such shares of Common Stock in the name of the Purchaser in the stock records of the Seller and delivery of such shares of Common Stock, the Purchaser will own all such shares of Common Stock free and clear of all Encumbrances, other than Encumbrances resulting from any action, or failure to take any action, by the Purchaser.

                (b) The outstanding indebtedness of Seller as of March 31, 1998 is accurately reflected (subject to normal and recurring adjustments and other revisions which were not and are not known or reasonably expected to be material in amount) in the Seller's balance sheet at March 31, 1998 contained in the Seller's unaudited quarterly consolidated financial statements and the notes and schedules thereto for the quarter ended March 31, 1998 (the "1998 Financial Statements").

        SECTION 3.3 Subsidiaries. Each Subsidiary: (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary; and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except where the failure to be so duly licensed or qualified would not have a Material Adverse Effect. Each Subsidiary is wholly owned, directly or indirectly, by the Seller.

        SECTION 3.4 No Conflict. Assuming that all Approvals described in
Section 3.5 have been obtained, that approval of the Certificate of Designations and the issuance of the Shares has been obtained from the holders of the Seller's Series A, Series B, Series C and Series D Preferred Stock and that all filings and notifications listed in Schedule 3.5 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement by the Seller, and the issuance of the Shares and the performance of the Seller's obligations in accordance with the Certificate of Designations, do not and will not: (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Seller or any Subsidiary as in effect on the date hereof or on the Closing Date; (ii) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order as in effect on the date hereof or on the Closing Date applicable to the Seller, any Subsidiary or any of their respective assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Seller or any Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement as in effect on the date hereof or on the Closing Date to which the Seller or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected.

        SECTION 3.5 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller and the performance of the Seller's obligations in accordance with the Certificate of Designations do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority on the part of the Seller pursuant to Laws as they are in effect on the Closing Date (collectively, the "Approvals"), except: (i) as described in Schedule 3.5 of the Disclosure Schedule; (ii) pursuant to the notification requirements of the HSR Act; (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Designations contemplated by Section 5.1; and (iv) any filings required to effect any registration pursuant to Section 5.5. Subject to the exceptions set forth in clauses (i), (ii) and (iv) above, the Seller will obtain all such Approvals on or before the Closing Date.

         SECTION 3.6 Seller SEC Reports; Financial Statements.

                 (a) The Seller has filed all forms, reports and documents required to be filed by it with the Commission, and has heretofore made available to the Purchaser, in the form filed with the Commission (excluding any exhibits thereto), (i) its Annual Report on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1998 and (iii) all proxy statements relating to the Seller's meetings of stockholders (whether annual or special) held since December 31, 1995 (collectively, the "SEC Reports").

                (b) Except as set forth in Schedule 3.6 of the Disclosure Schedule, the SEC Reports and any other forms, reports and other documents filed by the Seller with the Commission as of the date of this Agreement (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                (c) The financial statements (including, in each case, any notes thereto) contained in the SEC Reports were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented the financial position, results of operations and cash flows of the Seller and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not known or reasonably expected, individually or in the aggregate, to be material in amount).

                (d) Since March 31, 1998 there has not been any change, occurrence or circumstance affecting the Business, results of operations or financial condition of the Seller or any Subsidiary that has had, individually or in the aggregate, a Material Adverse Effect, other than changes, occurrences and circumstances referred to in any subsequently filed SEC Reports or otherwise Disclosed by Seller.

        SECTION 3.7 No Undisclosed Liabilities. There are no Liabilities of the Seller or any Subsidiary, other than Liabilities (i) disclosed in Schedule 3.7 of the Disclosure Schedule, (ii) reflected in the SEC Reports, the 1997 Financial Statements, the 1998 Financial Statements or otherwise Disclosed by Seller, (iii) not required to be reflected in a consolidated balance sheet of the Seller and its Subsidiaries or in the notes thereto prepared in accordance with U.S. GAAP or (iv) incurred since the Reference Balance Sheet Date in the ordinary course of business and which do not have a Material Adverse Effect.

        SECTION 3.8 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as Disclosed by Seller in any subsequently filed SEC Reports or Press Releases, as reflected in the 1997 Financial Statements, the 1998 Financial Statements or as contemplated by this Agreement, the Business of the Seller and the Subsidiaries has been conducted in the ordinary course, and the Seller has not suffered any Material Adverse Effect.

        SECTION 3.9 Litigation. Except as set forth in the SEC Reports, as reflected in the 1997 Financial Statements or the 1998 Financial Statements, as disclosed in Schedule 3.9 of the Disclosure Schedule or otherwise Disclosed by Seller, there are no Actions by or against the Seller or any Subsidiary (or by or against any Affiliate thereof and relating to the Business, the Seller or any Subsidiary), or affecting the Business or any of the Assets, pending before any Governmental Authority (or, to the knowledge of the Seller, threatened to be brought by or before any Governmental Authority) that has, has had or could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. None of the Seller, the Subsidiaries nor any of the Assets is subject to any Governmental Order (nor, to the knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has, has had or could have a Material Adverse Effect.

        SECTION 3.10 Compliance with Laws. The Seller and the Subsidiaries have each conducted and continue to conduct the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Seller or any Subsidiary or any of the Assets or the Business, and neither the Seller nor any Subsidiary is in material violation of any such Law or Governmental Order.

        SECTION 3.11 Full Disclosure. The Seller is not aware of any facts pertaining to the Seller, any Subsidiary or the Business which could reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule or the SEC Reports or otherwise Disclosed by Seller.

        SECTION 3.12 Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser contained in Sections 4.5 and 4.6, the offer and sale of the Shares to the Purchaser pursuant to this Agreement are, and the issuance of Common Stock (i) upon conversion of the Shares and (ii) as dividends with respect to the Shares will be, exempt from registration under the Securities Act as in effect on the Closing Date.

        SECTION 3.13 FCC Regulations. After giving effect to the issuance of the Shares to the Purchaser, the ownership of capital stock of the Seller by aliens or their representatives or by a foreign government or representative thereof or by any corporation organized under the laws of a foreign country does not exceed the limitations set forth in the rules and regulations of the FCC.

        SECTION 3.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

        SECTION 3.15 Delivery of Certain Documents. The Seller has delivered (or will deliver pursuant to Section 5.9) to the Purchaser a true and complete copy of: (i) the 1997

Financial Statements, the 1998 Financial Statements and the Certificate of Designations; and (ii) all agreements set forth on Schedule 3.15 of the Disclosure Schedule (including all appendices, schedules, exhibits and other attachments thereto), including, without limitation, the Series E Stock Purchase Agreement (collectively, the "Related Agreements"). Assuming due execution and delivery thereof by all parties thereto, each of the Related Agreements to which the Seller is a party creates a legally binding obligation of each party thereto, enforceable against such parties in accordance with the respective terms and conditions thereof, except (i) as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and
(ii) as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether such agreements are considered in a proceeding in equity or at law).

        SECTION 3.16 No Consideration for Consent. No Person has received or will receive any consideration of any kind for or in connection with the granting of any consent by such Person to the sale and issuance of the Preferred Stock or of the Seller's Series E 6.5% Cumulative Convertible Preferred Stock.

        SECTION 3.17 Delivery of Business Plan. The Seller has delivered (or will deliver pursuant to Section 5.9) to the Purchaser a true and complete copy of the Seller's business plan and such plan is, on and as of the date hereof, the current business plan of the Seller. The historical factual information contained in such business plan is correct in all material respects, does not, when read together with the SEC Reports, omit to state any material fact necessary to make the statements therein not misleading and fairly reflects the Seller's projections as of the date hereof.

        SECTION 3.18 Licenses. Except to the extent it would not have a Material Adverse Effect: (i) all FCC Licenses are in full force and effect and have been duly issued in the name of, or validly assigned to, the Seller or one of its Subsidiaries and no default or breach exists thereunder; (ii) no event has occurred with respect to the FCC Licenses that permits, or after giving notice, lapse of time or both would permit, revocation or termination of such FCC Licenses or would result in any material impairment of the rights of the holder thereof; and (iii) all FCC Licenses are in effect for the usual FCC License terms and are unimpaired by any condition or other restriction imposed by the FCC or other Governmental Authority (other than restrictions and conditions generally applicable to licenses of the same or similar type or class).

        Except to the extent it would not have a Material Adverse Effect: (i) all applications necessary for renewal or extension of the FCC Licenses have been timely filed in accordance with the requirements of the FCC or other Governmental Authority issuing such FCC Licenses; (ii) the Seller has not been informed that any of the FCC Licenses will not be renewed in the ordinary course; and (iii) no allegations, complaints, charges, investigations, renewal or revocation hearings, or other proceedings have been threatened or initiated in any forum, nor has any Governmental Authority (including, but not limited to, the FCC) proposed, announced, used, or adopted any amendment, modification, or change to any law or regulation, with respect to or impacting upon such FCC Licenses.

        Except to the extent that it would not have a Material Adverse Effect, each of the Seller and its Subsidiaries: (i) is in compliance with the provisions of the Communications Act as implemented, interpreted and applied by the FCC; (ii) is in compliance with FCC requirements immediately following the Closing; (iii) has duly and timely filed all reports and other filings which are required to be filed by it under the Communications Act or any other applicable law, rule or regulation of any Governmental Authority; and (iv) is in compliance with all such laws, rules and regulations, the noncompliance with which would have a Material Adverse Effect on the continuation of any License held by the Seller or any of its Subsidiaries. Except to the extent it would not have a Material Adverse Effect, all information provided by or on behalf of Seller or any Subsidiary in any filing with the FCC was, at the time of filing, true, complete and correct in all material respects when made, and the FCC has been notified of any substantial or significant changes in such information as may be required in accordance with applicable laws, rules and regulations.

        SECTION 3.19 Other Licenses and Approvals. Except to the extent it would not have a Material Adverse Effect, each of the Seller and its Subsidiaries has or has the right to use all Licenses and Approvals that are necessary for the Seller and its Subsidiaries to carry on the Business as currently conducted.

        SECTION 3.20 Tax Matters. Except to the extent it would not have a Material Adverse Effect: (i) each of Seller and its Subsidiaries has filed all federal, state, local and other tax returns which are required to be filed by it within the period required for such filings and any extensions granted therefor and within the period that the same may be filed without interest or penalties;
(ii) each such Person has paid, or made adequate provision for the payment of, all taxes (if any), including any interest and penalties thereon, which have or may become due and payable pursuant to any of the said returns or pursuant to any matters raised by audits or for other reasons known to it; and (iii) each such Person has made adequate provision for all current taxes. Except as disclosed in Schedule 3.20 of the Disclosure Schedule, no audit by any Governmental Authority of the federal, state, local or other tax returns, forms or information statements of the Seller or any of its Subsidiaries with respect to such taxes is currently in progress or overtly threatened.

        SECTION 3.21 FCC Change of Control. Based upon the Seller's knowledge of the ownership of its stock as of the Closing Date, no assignment or transfer of control for purposes of the rules and regulations of the FCC will occur by reason of the sale of the Shares and the Series E 6.5% Cumulative Convertible Preferred Stock; provided, however, that no representation or warranty is made as to the effect of the issuance of dividends or other distributions with respect to the Shares.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

        SECTION 4.1 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

        SECTION 4.2 No Conflict. Except as disclosed by the Purchaser to the Seller in writing prior to Closing, assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not as of the Closing Date: (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser; (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser; or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent that has not been obtained under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected, which in any such case would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

        SECTION 4.3 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any Approvals on the part of the Purchaser except pursuant to the notification requirements of the HSR Act and the filing requirements of Sections 13 and 16(a) of the Exchange Act. The Purchaser shall obtain or comply with such Approval requirements in a timely manner.

        SECTION 4.4 Litigation. There are no Actions by or against the Purchaser, pending before any Governmental Authority (or, to the knowledge of the Purchaser, threatened to be brought by or before any Governmental Authority) that could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any Governmental Order (nor, to the knowledge of the Purchaser, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), which could reasonably be expected to materially adversely affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

        SECTION 4.5 Investment Purpose. The Purchaser is acquiring the Shares and, if any of the Common Stock to be issued upon conversion of the Shares or as dividends with respect to the Shares is, when acquired, not subject to immediate resale under Rule 144 promulgated pursuant to the Securities Act or is not to be resold solely pursuant to a registration statement to be filed and declared effective pursuant to the Securities Act, the Purchaser will acquire such shares of Common Stock for the Purchaser's own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

        SECTION 4.6 Accredited Investor. The Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

        SECTION 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

        SECTION 5.1 Filing of Certificate of Designations. The Seller covenants and agrees that at or prior to the Closing, the Seller will file the Certificate of Designations with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

        SECTION 5.2 Treatment of Shares as Equity. The Seller covenants and agrees that it will treat the Shares as equity, and not as debt, for accounting and tax purposes and further covenants and agrees that it will not take any action or position that is inconsistent with such treatment.

        SECTION 5.3 Regulatory and Other Authorizations; Notices and Consents.

                (a) The Seller and the Purchaser shall use all reasonable efforts to obtain all Approvals of all Governmental Authorities that may be or become necessary for each of them to obtain for their execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement. Each party hereto agrees to make an appropriate filing pursuant to the HSR Act, if required, with respect to the conversion of the Shares and any shares of Common Stock issued as dividends with respect thereto at such times as the Purchaser may request and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

                (b) The Seller shall or shall cause the Subsidiaries to give promptly such notices to third parties and use its or their reasonable efforts to obtain such third party consents as are necessary in connection with the transactions contemplated by this Agreement.

                (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole and absolute discretion may deem adverse to the interests of the Purchaser.

        SECTION 5.4 Notice of Developments.

                (a) Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect and (ii) all other developments material to the Seller and the Subsidiaries, taken as a whole, affecting the Assets, Liabilities, business, financial condition, operations, results of operations or prospects of the Seller, any Subsidiary or the Business.

                (b) Prior to the Closing, the Purchaser shall promptly notify the Seller in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Purchaser in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Purchaser in this Agreement untrue or incorrect.

        SECTION 5.5 Registration Rights. Effective at the Closing, the Purchaser and the Seller shall each have the rights and obligations set forth in Annex II, which is incorporated by reference herein.

        SECTION 5.6 Resale Restrictions.

                (a) The Purchaser acknowledges that the Shares, the shares of Common Stock into which the Shares are convertible and all shares of Common Stock that are to be issued as dividends with respect to the Shares have not been registered under the Securities Act or any state securities law, and the Purchaser hereby agrees not to offer, sell or otherwise transfer, pledge or hypothecate such shares unless and until registered under the Securities Act and any applicable state securities law or unless such offer, sale, transfer, pledge or hypothecation is exempt from registration or is otherwise in compliance with the Securities Act and such laws.

                (b) During the period ending one year after the Closing Date, the Purchaser shall not, without the prior written consent of the Seller which shall not be unreasonably withheld, (i) offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, any Shares or any shares of Common Stock into which any of such Shares may be converted, or (ii) enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Shares or any shares of Common Stock into which such Shares may be converted, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise, other than a pledge, grant of security interest or other encumbrance effected in a bona fide transaction with an unrelated and unaffiliated pledgee; provided, however, that the Purchaser may at any time enter into any such transaction described in clause (i) or (ii) above with an Affiliate of the Purchaser without the prior written consent of the Seller.

        SECTION 5.7 Registration of Shares. The Seller shall, upon issuance of the Shares and prior to the delivery of stock certificates evidencing the Shares pursuant to Section 2.4, register the Shares in the name of the Purchaser in the stock records of the Seller.

        SECTION 5.8 Reservation of Common Stock. The Seller agrees that as of the Closing Date the Seller will reserve and will thereafter keep reserved for issuance out of the authorized but unissued shares of the Common Stock such number of shares of Common Stock into which the outstanding shares of the Preferred Stock are from time to time convertible.

        SECTION 5.9 Delivery of Certain Documents. The Seller shall deliver to the Purchaser true and correct copies of this Agreement and the Related Agreements, all exhibits, schedules, annexes and agreements related hereto as soon as practicable following the execution and delivery hereof by the parties hereto.

        SECTION 5.10 Certain Information. For a period commencing on the date of this Agreement and ending not earlier than two years from the date that the Preferred Stock first becomes convertible into Common Stock, for so long as the Seller is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Seller shall file all reports and other information required to be filed by Section 13 or 15(d) under the Exchange Act, as the case may be, as shall be necessary in order that the conditions to the availability of Rule 144 under the Securities Act, as such Rule may be amended, in connection with any Sale of shares of Common Stock by the Purchaser shall be met. For so long as the Seller is required to file reports and other information pursuant to Section 13 or 15(d) of the Exchange Act and this Section 5.10, unless the Purchaser no longer holds any Shares or shares of Common Stock issued upon conversion of the Shares, the Seller shall provide the Purchaser with a paper copy of each such report and other information within a reasonable period of time following the filing of such report or other information with the Commission.

        SECTION 5.11 Conduct of Business of the Seller. Prior to the Closing, the Seller agrees (except to the extent that the Purchaser shall otherwise consent in writing) as follows:

                (a) Dividends; Changes in Stock. The Seller shall not take or permit to be taken any action that would result in an adjustment to the Conversion Price (as defined in the Certificate of Designations) pursuant to Section (7)(d) of the Certificate of Designations if the Shares were issued and outstanding at the time of such action.

                (b) Certain Matters. The Seller shall not take or permit to be taken any action in respect of which holders of Shares would be entitled to vote pursuant to Section (9) of the Certificate of Designations if the Shares were outstanding at the time of such action.

        SECTION 5.12 Use of Funds. The Seller shall use the proceeds from the sale of the Preferred Stock and the Seller's Series E 6.5% Cumulative Convertible Preferred Stock by December 31, 1999 solely for the buildout of existing personal communications services (PCS) markets for which Licenses have been issued to Powertel or its Subsidiaries.

        SECTION 5.13 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.


                                   ARTICLE VI

                             CONDITIONS TO CLOSING

        SECTION 6.1 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Seller, at its sole discretion), at or prior to the Closing, of each of the following conditions:

                (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.1(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the

Purchaser at or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

                (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this
Section 6.1(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action;

                (c) Resolutions of the Purchaser. The Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization, if required by law, of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                (d) Incumbency Certificate of the Purchaser. The Seller shall have received a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

                (e) Legal Opinion. The Seller shall have received from counsel to the Purchaser a legal opinion, addressed to the Seller and dated the Closing Date, the form and substance of which shall be substantially as set forth in
Exhibit 6.1(e) attached hereto;

                (f) Consents and Approvals. The Seller shall have received (or received evidence of), each in form and substance reasonably satisfactory to the Seller, all Approvals and all third party consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; and

                (g) Closing of Series E Transaction. Closing of the transaction contemplated by the Series E Stock Purchase Agreement shall have occurred or shall occur simultaneously with the Closing.

        SECTION 6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser shall be subject to the satisfaction (or waiver by the Purchaser, at its sole discretion), at or prior to the Closing, of each of the following conditions:

                (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.2(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof;

                (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect; provided, however, that the provisions of this Section 6.2(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

                (c) Resolutions of the Seller. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller and, to the extent that such authorization is necessary, the stockholders of the Seller evidencing their authorization of the execution and delivery of this Agreement, the issuance and terms of the Shares including, without limitation, the convertibility thereof into shares of Common Stock, and the consummation of the transactions contemplated hereby;

                (d) Incumbency Certificate of the Seller. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered hereunder;

                (e) Legal Opinion. The Purchaser shall have received from Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Seller, a legal opinion, addressed to the Purchaser and dated the Closing Date, the form and substance of which shall be substantially as set forth in Exhibit 6.2(e) attached hereto;

                (f) Consents and Approvals. The Purchaser shall have received (or received evidence of), each in form and substance reasonably satisfactory to the Purchaser, all Approvals and all third party consents necessary or desirable for the consummation of the transactions contemplated by this Agreement which the Seller has the obligation to obtain;

                (g) Financing. The Purchaser shall have obtained a commitment from a lender acceptable to the Purchaser to enable the Purchaser to borrow such funds as are necessary to pay the Purchase Price in cash on the Closing Date, and such commitment shall be in effect and all conditions thereto satisfied on the Closing Date;

                (h) Organizational Documents. The Purchaser shall have received a copy of the certificate of incorporation and by-laws of the Seller, certified by the Secretary or an Assistant Secretary of the Seller, and a true and correct copy of the Certificate of Designations and evidence of the filing thereof;

                (i) Good Standing. The Purchaser shall have received a good standing certificate for the Seller from the Secretary of State of the State of Delaware, dated as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a bring-down certificate signed by the Secretary or an Assistant Secretary of the Seller dated within one day prior to the Closing Date;

                (j) No Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have, or could have, a Material Adverse Effect; and

                (k) Closing of Series E Transaction. Closing of the transaction contemplated by the Series E Stock Purchase Agreement shall have occurred or shall occur simultaneously with the Closing.


                                  ARTICLE VII

                                INDEMNIFICATION

        SECTION 7.1     Survival of Representations and Warranties.

                (a) The representations and warranties of the Seller to the Purchaser contained in this Agreement shall survive the Closing until the later of the second anniversary of the Closing Date or the conversion of all Shares into Common Stock. Neither the period of survival nor the liability of the Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

                (b) The representations and warranties of the Purchaser to the Seller contained in this Agreement shall survive the Closing until the later of the second anniversary of the Closing Date or the conversion of all Shares into Common Stock. Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

        SECTION 7.2     Indemnification.

                (a)(i) The Purchaser, its successors and assigns, and the stockholders, officers, directors, employees, Affiliates and agents of the Purchaser and its successors and assigns shall be indemnified and held harmless by the Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

                        (A) the breach of any representation or warranty made by the Seller contained in this Agreement; or

                        (B) the breach of any covenant or agreement by the Seller contained in this Agreement.

                (ii) The Seller, its successors and assigns, and the stockholders, officers, directors, employees, Affiliates and agents of the Seller and its successors and assigns shall be indemnified and held harmless by the Purchaser for any and all Losses actually suffered or incurred by them, arising out of or resulting from:

                        (A) the breach of any representation or warranty made by the Purchaser in this Agreement; or

                        (B) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

To the extent that the Seller's or the Purchaser's undertakings set forth in this Section 7.2 may be unenforceable, the Seller or the Purchaser, as the case may be, shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Purchaser or the Seller, as the case may be.

                (b) An indemnified party shall give the party from which indemnification is sought notice of any matter which an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this
Article VII except to the extent the indemnifying party is materially prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or Liability that it may have to any indemnified party otherwise than under this Article VII. The obligations and Liabilities of an indemnifying party under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: If an indemnified party shall receive notice of any Third Party Claim, the indemnified party shall give the indemnifying party notice of such Third Party Claim within 30 days of the receipt by the indemnified party of such notice; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article VII except to the extent the indemnifying party is materially prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or Liability that it may have to any indemnified party otherwise than under this Article VII. If the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Losses that may result from such Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the indemnified party within five days of the receipt of such notice from the indemnified party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its sole and absolute discretion, for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel, in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. In the event the indemnifying party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all witnesses, pertinent records, materials and information in the indemnified party's possession or under the indemnified party's control relating thereto as is reasonably required by the indemnifying party. Similarly, in the event the indemnified party is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnifying party shall cooperate with the indemnified party in such defense and make available to the indemnified party, at the indemnifying party's expense, all such witnesses, pertinent records, materials and information in the indemnifying party's possession or under the indemnifying party's control relating thereto as is reasonably required by the indemnified party. No such Third Party Claim may be settled by the indemnifying party or the indemnified party without the prior written consent of the other.

        SECTION 7.3 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from an indemnifying party arising out of or resulting from the causes enumerated in Section 7.2 shall be an amount equal to the Purchase Price. The provisions of this Article VII shall survive the Closing and any termination of this Agreement.

                                  ARTICLE VIII

                             TERMINATION AND WAIVER

        SECTION 8.1 Termination. This Agreement may be terminated as follows:

                (a) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect; (ii) any representation or warranty of the Seller contained in this Agreement shall not have been true and correct in all material respects when made or as of the Closing Date; (iii) the Seller shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement; or (iv) the Seller or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

                (b) by the Seller if, between the date hereof and the time scheduled for the Closing: (i) any representation or warranty of the Purchaser contained in this Agreement shall not have been true and correct in all material respects when made; (ii) the Purchaser shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement; or (iii) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

                (c) by either the Seller or the Purchaser if the Closing shall not have occurred on or prior to June 30, 1998; or

                (d) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                (e) by the mutual written consent of the Seller and the Purchaser.

        SECTION 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to termination.

        SECTION 8.3 Waiver. Either party to this Agreement may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto; or (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

        SECTION 9.1 Expenses. If the Closing occurs, upon presentation to the Seller of reasonably detailed invoices, the Seller shall reimburse the Purchaser for (i) up to $100,000 in costs and expenses, including, without limitation, fees and disbursements of counsel, actually incurred by the Purchaser in connection with this Agreement and the transactions contemplated hereby (but excluding all amounts subject to reimbursement pursuant to clause (ii) of this
Section 9.1), and (ii) up to $100,000 in costs and expenses actually required to be paid by the Purchaser to a lender to reimburse such lender for reasonable out-of-pocket costs and expenses actually incurred by such lender (including, without limitation, the reasonable fees and expenses for counsel to such lender) in connection with a loan of all or substantially all of the Purchase Price to the Purchaser on or prior to the date of this Agreement. Except as otherwise specified in this Agreement (including in the preceding sentence of this Section 9.1), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

                (a)     if to the Seller:

                        Powertel, Inc.
                        1233 O.G. Skinner Drive
                        West Point, Georgia 31833
                        Telecopy:  (706) 645-9523
                        Attention: Jill F. Dorsey, Esq.

                        with a copy (which shall not constitute notice) to:

                        Nelson Mullins Riley & Scarborough, L.L.P.
                        999 Peachtree Street
                        Suite 1400
                        Atlanta, Georgia  30309
                        Telecopy: (404) 817-6050
                        Attention: James Walker IV, Esq.

                (b)     if to the Purchaser:

                        ITC Wireless, Inc.
                        1239 O.G. Skinner Drive
                        West Point, Georgia  31833
                        Telecopy:  (706) 643-5067
                        Attention: Campbell B. Lanier, III

                        with a copy (which shall not constitute notice) to:

                        ITC Wireless, Inc.
                        4717 Dolphin Lane
                        Alexandria, Virginia  22309
                        Telecopy:  (703) 619-9720
                        Attention: Kimberley E. Thompson

        SECTION 9.3 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that with respect to any disclosure required by law or by a listing agreement with the National Association of Securities Dealers, Inc. Automated Quotation System National Market System or any national securities exchange to which the Purchaser or the Seller is a party, the party required to make such disclosure shall use its best efforts to consult with the other party as to the timing and contents of such disclosure and to obtain such consent prior to the time such disclosure is required to be made.

        SECTION 9.4 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        SECTION 9.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

        SECTION 9.7 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may, without the consent of the Seller, assign this Agreement to an entity that is an Affiliate of the Purchaser, but no such assignment shall relieve the Purchaser of any of its obligations under this Agreement; and provided further, however, that the rights granted pursuant to Annex II may be transferred in accordance with Annex II.

        SECTION 9.8  No Third Party Beneficiaries. Except for the provisions of
Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 9.9 Amendment. This Agreement may not be amended or modified, except: (i) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser; or (ii) by a waiver in accordance with Section 8.3.

        SECTION 9.10 Governing Law. This Agreement shall be governed by the laws of the State of New York without reference to the principles or rules governing conflicts of laws.

        SECTION 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the term hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   POWERTEL, INC.


                                   By:        /s/ Allen E. Smith
                                       ---------------------------------------
                                       Name:  Allen E. Smith
                                       Title: President and Chief Executive
                                              Officer


                                   ITC WIRELESS, INC.


                                   By:        /s/ Kimberley E. Thompson
                                       ---------------------------------------
                                       Name:  Kimberley E. Thompson
                                       Title: Senior Vice President, General
                                              Counsel and Secretary

                                    ANNEX I


CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE PARTICIPATING OR OTHER RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF

              SERIES F 6.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                               ($0.01 Par Value)

                                       OF

                                 POWERTEL, INC.

                        --------------------------------


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                        --------------------------------



        POWERTEL, INC., a Delaware corporation (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by Article FOURTH of the Certificate of Incorporation of the Corporation, which authorizes the issuance of up to 1,000,000 shares of preferred stock, by consent of the Board of Directors dated June 15, 1998:

        RESOLVED, that the issue of a series of preferred stock, $0.01 par value, of the Corporation is hereby authorized and the designations, powers, preferences and relative, participating or other rights, and qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

        Section (1) Number of Shares and Designation. 50,000 shares of the preferred stock, $0.01 par value, of the Corporation are hereby constituted as a series of the preferred stock designated as Series F 6.5% Cumulative Convertible Preferred Stock (the "Series F Preferred Stock"). Without the consent of the then current holders of shares of Series F Preferred Stock as provided for herein, the number of shares of Series F Preferred Stock may not be increased and may not be decreased below the number of then currently outstanding shares of Series F Preferred Stock.

        Section (2) Definitions. For purposes of the Series F Preferred Stock, the following terms shall have the meanings indicated:

                "Base Shares" shall have the meaning set forth in paragraph (a) of Section (3).

                "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series F Preferred Stock.

                "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                "Common Stock" shall mean the Common Stock of the Corporation, par value $0.01 per share.

                "Conversion Price" shall mean the conversion price per share of Common Stock into which the Series F Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section (7). The initial Conversion Price shall be $22.01 (equivalent to the rate of approximately 68.15 shares of Common Stock for each share of Series F Preferred Stock).

                "Current Market Price" shall mean, as of a particular date, the average of the closing high bid and low asked prices per share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or such other exchange or inter-dealer quotation system on which the Common Stock is principally traded or authorized to be quoted.

                "Dividend Junior Stock" shall have the meaning set forth in paragraph (d) of Section (3).

                "Dividend Parity Stock" shall have the meaning set forth in paragraph (c) of Section (3).

                "Dividend Payment Date" shall have the meaning set forth in paragraph (a) of Section (3).

                "Dividend Period" shall have the meaning set forth in paragraph
        (a) of Section (3).

                "Dividend Value" shall have the meaning set forth in paragraph
        (a) of Section (3).

                "Excess Dividend Amount" shall have the meaning set forth in paragraph (e) of Section 3.

                "Initial Convertibility Date" shall mean the fifth anniversary of the Issue Date.

                "Initial Market Price" shall mean $17.75 per share, and shall be proportionately adjusted for any: (i) dividend or distribution made on the Common Stock in shares of Common Stock; (ii) subdivision of the Common Stock into a greater number of shares; (iii) combination of the Common Stock into a smaller number of shares; or (iv) issuance of shares of capital stock by reclassification of the Common Stock.

                "Issue Date" shall mean the first date on which shares of Series F Preferred Stock are issued.

                "Liquidation Preference" shall have the meaning set forth in paragraph (a) of Section (4).

                "Mandatory Redemption Date" shall have the meaning set forth in paragraph (b) of Section (5).

                "Mandatory Redemption Price" shall have the meaning set forth in paragraph (b) of Section (5).

                "Minimum Price" shall have the meaning set forth in paragraph
(d)(ii) of Section (7).

                "Nasdaq Stock Market" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System.

                "Optional Redemption Date" shall have the meaning set forth in paragraph (a) of Section (5).

                "Optional Redemption Price" shall have the meaning set forth in paragraph (a) of Section (5).

                "Person" shall mean any individual, firm, partnership, joint venture, corporation, limited liability company, association or other entity, and shall include any successor (by merger or otherwise) of such entity.

                "Redemption Date" shall have the meaning set forth in paragraph
(c) of Section (5).

                "Redemption Notice" shall have the meaning set forth in paragraph (c) of Section (5).

                "Redemption Price" shall have the meaning set forth in paragraph
(c) of Section (5).

                "Securities" shall have the meaning set forth in paragraph
(d)(iii) of Section (7).

                "Series A Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series A Convertible Preferred Stock.

                "Series B Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series B Convertible Preferred Stock.

                "Series C Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series C Convertible Preferred Stock.

                "Series D Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series D Convertible Preferred Stock.

                "Series E Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series E 6.5% Cumulative Convertible Preferred Stock.

                "Series E Certificate of Designations" shall mean the Certificate of the Designations, Powers, Preferences and Relative Participating or Other Rights, and the Qualifications, Limitations or Restrictions Thereof, of Series E 6.5% Cumulative Convertible Preferred Stock ($0.01 Par Value) of Powertel, Inc., as filed with the Secretary of State of the State of Delaware, as such may be amended from time to time.

                "Specified Indentures" shall mean the following: (i) the Indenture dated June 10, 1997 governing the 11 1/8% Senior Notes Due 2007 of the Corporation; (ii) the Indenture dated April 19, 1996 governing the 12% Senior Discount Notes Due May 2006 of the Corporation; and (iii) the Indenture dated February 7, 1996 governing the 12% Senior Discount Notes Due February 2006 of the Corporation.

                "Subsidiaries" shall mean any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Corporation directly or indirectly through one or more intermediaries.

                "Trading Day" means a day on which the Nasdaq Stock Market, or such other exchange or inter-dealer quotation system on which the Common Stock is principally traded or authorized to be quoted, is open for the transaction of business.

                "Transaction" shall have the meaning set forth in paragraph (e) of Section (7).

                "Transfer Agent" means such agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Series F Preferred Stock.

        Section (3)     Dividends.

                (a) Holders of the outstanding shares of Series F Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of the Series F Preferred Stock, calculated and payable quarterly (each such quarterly period being hereinafter called a "Dividend Period"), at a rate per annum equal to 6.5% of the Liquidation Preference of such share; provided, however, that without first obtaining stockholder approval pursuant to the rules of the Nasdaq Stock Market, or, in lieu thereof, if allowed by the Nasdaq Stock Market, otherwise delivering notice to stockholders, the aggregate number of shares of Common Stock that are issued as dividends pursuant to this Section (3) at a price below the Initial Market Price shall not exceed 20% of the number of shares of Common Stock that are issued and outstanding as of the Issue Date (the "Base Shares"). If the aggregate number of shares of Common Stock that have been issued as dividends on the Series F Preferred Stock pursuant to this Section (3) at a price below the Initial Market Price exceeds at any time 5% of the Base Shares, the Corporation agrees, for the benefit of the holders of the Series F Preferred Stock, to seek (if not previously obtained) approval at the next annual meeting of the Corporation's stockholders of the issuance of any future dividends payable in Common Stock pursuant to this paragraph (a) of this Section
(3) which may exceed 20% of the Base Shares.

                All dividends on shares of the Series F Preferred Stock, to the extent accrued, shall be cumulative, whether or not earned or declared, on a daily basis from the last date through which dividends have been paid or, if no dividends have been paid, from the date upon which each such share of Series F Preferred Stock was initially issued, and shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each a "Dividend Payment Date"), commencing on September 15, 1998, to holders of record on the Business Day immediately preceding the relevant Dividend Payment Date. Such dividends shall accrue whether or not they have been declared and whether or not there are net profits, surplus or other funds of the Corporation legally available for the payment of dividends.

                Dividends on the Series F Preferred Stock shall be, at the option of the Corporation, payable (i) in cash or (ii) through the issuance of a number of fully paid and nonassessable shares (rounded up or down to the nearest whole number) of Common Stock equal to the amount of the dividend owed divided by the Dividend Value of the Common Stock; provided, however, that the Corporation shall not pay any dividends on the Series F Preferred Stock in cash prior to the date that all obligations under each of the Specified Indentures shall have been satisfied in full unless all restrictions set forth in the Specified Indentures with respect to the payment of such cash dividends have been waived or otherwise satisfied in accordance with the terms of such Specified Indentures; and provided further, however, that dividends with respect to a Dividend Payment Date that are not paid in cash within 90 days of such Dividend Payment Date shall thereafter be payable solely in shares of Common Stock on the basis of the Dividend Value with respect to such Dividend Payment Date, as set forth in this Section (3), and shall no longer be payable in cash.

                The "Dividend Value" of the Common Stock with respect to a Dividend Payment Date means the product of (x) 95% and (y) the average of the last sales price for the Common Stock as reported by the Nasdaq Stock Market, or the principal securities exchange or other securities market on which the Common Stock is then being traded, for the five Trading Days immediately preceding such Dividend Payment Date.

                (b) All dividends paid with respect to shares of the Series F Preferred Stock pursuant to paragraph (a) of this Section (3) shall be paid pro rata to the holders entitled thereto.

                (c) No dividend whatsoever shall be declared or paid upon, or any funds or shares of Common Stock set apart for the payment of dividends upon, any outstanding share of the Series F Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid (or declared and a sufficient sum or number of shares of Common Stock set apart for the payment of such dividend) upon all outstanding shares of Series F Preferred Stock. No dividend will be declared or paid upon any stock that ranks on a parity with the Series F Preferred Stock with respect to dividends (the "Dividend Parity Stock"), and no shares of Dividend Parity Stock shall be redeemed, purchased or otherwise acquired by the Corporation for consideration through a sinking fund or otherwise, unless (A) all accrued and unpaid dividends have been paid on the Series F Preferred Stock for all prior Dividend Periods and (B) sufficient funds or shares of Common Stock have been paid or set apart for the payment of the dividend for the Dividend Period for which a dividend is next payable on the Series F Preferred Stock. Notwithstanding the provisions of this paragraph (c), if accrued dividends on the Series F Preferred Stock for all prior Dividend Periods have not been paid in full and sufficient funds or shares of Common Stock have not been paid or set apart for the payment of the dividend for the Dividend Period for which a dividend is next payable on the Series F Preferred Stock, the Corporation may declare a dividend on the Series F Preferred Stock and any Dividend Parity Stock for any Dividend Period if such dividend will be declared ratably in proportion to accrued and unpaid dividends on the Series F Preferred Stock and such Dividend Parity Stock.

                (d) The Corporation will not (i) declare, pay or set apart funds or shares of Common Stock for the payment of any dividend or other distribution with respect to any stock that ranks junior to the Series F Preferred Stock with respect to dividends ("Dividend Junior Stock") or (ii) redeem, purchase or otherwise acquire for consideration any Dividend Junior Stock through a sinking fund or otherwise, unless (A) all accrued and unpaid dividends with respect to the Series F Preferred Stock at the time of such event have been paid or funds or shares of Common Stock have been set apart for payment of such dividends and
(B) sufficient funds or shares of Common Stock have been paid or set apart for the payment of the dividend for the Dividend Period for which a dividend is next payable on the Series F Preferred Stock. Notwithstanding anything in this Certificate of Designations to the contrary, the Corporation may repurchase, redeem or otherwise acquire Dividend Junior Stock in exchange for Dividend Junior Stock and Dividend Parity Stock in exchange for Dividend Parity Stock or Dividend Junior Stock.

                (e) So long as any shares of the Series F Preferred Stock are outstanding, if dividends in excess of the quarterly dividend amount set forth in paragraph (a) of Section (3)

(such excess being the "Excess Dividend Amount") shall be declared or paid or set apart for payment in any Dividend Period on any Dividend Junior Stock or Dividend Parity Stock, dividends equal to the Excess Dividend Amount shall be contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series F Preferred Stock with such payment with respect to each share of Series F Preferred Stock being equal to the distributions that would be made in respect of the aggregate of: (i) the number of shares of Common Stock into which such share of Series F Preferred Stock is then convertible; and (ii) the number of shares of Common Stock that the Corporation would be required to issue as of such date in payment of all dividends that, pursuant to paragraph (a) of Section (3), have accrued but remain unpaid as of such date.

                (f) Dividends on the Series F Preferred Stock on account of arrears for any past Dividend Period and dividends on the Series F Preferred Stock in connection with any optional redemption may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on the Business Day immediately prior to the payment thereof, as may be fixed by the Board of Directors.

                (g) Dividends payable on the Series F Preferred Stock for any period other than a Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30- day months. If a Dividend Payment Date is not a Business Day, payment of dividends shall be made on the next succeeding Business Day and dividends accruing for the intervening period shall be paid on the next succeeding Dividend Payment Date.

        Section (4) Liquidation Preference.

                (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking junior to the Series F Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Series F Preferred Stock shall be entitled to receive $1,500.00 per share (the "Liquidation Preference"); thereafter, such holders shall be entitled, with respect to their Series F Preferred Stock and all dividends accrued and unpaid thereon to the date of final distribution to such holders, to share on an as if converted to Common Stock basis with the holders of the shares of Common Stock as provided in paragraph (b) of this Section (4). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series F Preferred Stock, shall be insufficient to pay in full the liquidation preferences of all of such series and liquidating payments in respect thereof, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable with respect to the liquidation preferences of such shares of

Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and any such other stock if all liquidation preferences payable thereon were paid in full. For the purposes of this Section (4), (i) a consolidation or merger of the Corporation with one or more entities, (ii) a sale or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary; provided, however, that any subsequent distribution, liquidation, dissolution or winding up of the Corporation shall remain subject to this Section (4).

                (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to Series F Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series F Preferred Stock, as provided in paragraph (a) of this Section (4), holders of shares of Series F Preferred Stock shall be entitled to share ratably with holders of shares of Common Stock and any other class or series entitled to participate with the Common Stock in the event of liquidation, dissolution or winding up, in any and all assets remaining to be paid or distributed, such that distributions shall be made in respect of each share of Series F Preferred Stock in an amount equal to the distributions made in respect of the aggregate of: (i) the number of shares of Common Stock into which such share of Series F Preferred Stock is then convertible; and (ii) the number of shares of Common Stock that the Corporation would be required to issue as of such date in payment of all dividends that, pursuant to paragraph (a) of Section (3), have accrued but remain unpaid as of such date.

        Section (5) Redemption.

                (a) Series F Preferred Stock may not be redeemed by the Corporation prior to the Initial Convertibility Date. After the Initial Convertibility Date and subject to the restrictions set forth in Section (3) hereof, the Corporation, at its option, may redeem the shares of Series F Preferred Stock, in whole or in part, at any time or from time to time upon such date or dates as may be fixed by the Corporation for redemption (each an "Optional Redemption Date"), for an aggregate redemption price in cash equal to the Liquidation Preference per share plus an amount per share equal to the value on a day selected by the Board of Directors of the Corporation that is within five days of the Optional Redemption Date of all accrued and unpaid dividends, if any, to the applicable Optional Redemption Date (the "Optional Redemption Price"), out of funds legally available therefor, subject to the notice provisions and provisions for partial redemption described below; provided, however, that in connection with any redemption effected pursuant to this paragraph (a) of Section (5), the Corporation must redeem the shares of Series A Preferred Stock, the shares of Series B Preferred Stock, the shares of Series C Preferred Stock, the shares of Series D Preferred Stock, the Shares of Series E Preferred Stock and the shares of Series F Preferred Stock then eligible for redemption pro rata in proportion to their respective liquidation preferences.

                (b) Each share of Series F Preferred Stock (if not earlier redeemed or converted) shall be subject to mandatory redemption in whole (to the extent of lawfully available funds therefor) on June 1, 2010 (the "Mandatory Redemption Date") at a redemption price in cash equal to the Liquidation Preference per share plus the value on a day selected by the Board of Directors of the Corporation that is within five days of the Mandatory Redemption Date of an amount per share equal to all accrued and unpaid dividends thereon, if any, to the Mandatory Redemption Date (the "Mandatory Redemption Price"). The Corporation shall take all actions required or permitted by the Delaware General Corporation Law to permit the redemption described in this paragraph (b) of Section (5).

                (c) In the event of a redemption pursuant to paragraph (a) or
(b) of this Section (5), the Corporation shall give notice of such redemption (a "Redemption Notice") by first class mail, postage prepaid, mailed not less than 20 nor more than 60 days prior to the Optional Redemption Date or the Mandatory Redemption Date, as the case may be (each a "Redemption Date"), to each holder of record of the shares of Series F Preferred Stock to be redeemed, at such holder's address as the same appears on the stock records of the Corporation, which Redemption Notice shall be unconditional and irrevocable. Each such Redemption Notice shall state: (1) the Redemption Date; (2) the number of shares of each series to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Optional Redemption Price or the Mandatory Redemption Price, as the case may be (each a "Redemption Price"); (4) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (5) the then current Conversion Price; and (6) that no default of the Corporation is then existing under any material loan document, indenture or other borrowing, which default has a material adverse effect on the Corporation. The Redemption Notice having been mailed as aforesaid, from and after the applicable Redemption Date (unless default shall be made by the Corporation in providing money for the prompt payment of the applicable Redemption Price), (i) the shares of the Series F Preferred Stock so called for redemption and not converted prior to 5:00 p.m. New York time on the Redemption Date shall no longer be deemed to be outstanding, and (ii) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price without interest thereon after the Redemption
Date) shall cease. If the Corporation fails to provide money for the payment of the Redemption Price within 30 days after the Redemption Date, the Redemption Price shall accrue interest at the rate of 15% per annum until paid.

        Upon surrender in accordance with a Redemption Notice of the certificates for the shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the Redemption Notice shall so state), such shares shall be redeemed by the Corporation at the applicable Redemption Price. If fewer than all the outstanding shares of Series F Preferred Stock are to be redeemed, the shares of Series F Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be possible) by the Corporation from outstanding shares of Series F Preferred Stock held by each holder thereof and not previously called for redemption. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

        Section (6) Shares to be Retired. All shares of Series F Preferred Stock purchased or redeemed by the Corporation or converted shall be retired and canceled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series.

        Section (7) Conversion. Holders of shares of Series F Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock as follows:

                (a) Subject to and upon compliance with the provisions of this Section (7), a holder of shares of Series F Preferred Stock shall have the right, at his, her or its option, at any time on or after the Initial Convertibility Date, to convert such shares, in whole or in part, into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the aggregate Liquidation Preference of such shares by the Conversion Price and by surrender of such shares so to be converted by the holder thereof, such surrender to be made in the manner provided in paragraph (b) of this Section
(7); provided, however, that the right to convert shares called for redemption pursuant to Section (5) shall terminate at 5:00 p.m. New York time on the Redemption Date for such redemption, unless the Corporation shall default in making prompt payment of the amount payable upon such redemption. Any share of Series F Preferred Stock may be converted, at the request of its holder, in part into Common Stock. If a part of a share of Series F Preferred Stock is converted, then the Corporation will convert such share into the requested shares of Common Stock (subject to paragraph (c) of this Section (7)) and issue a fractional share of Series F Preferred Stock evidencing the remaining interest of such holder. The Corporation shall issue, pay and deliver all accrued and unpaid dividends with respect to the shares of Series F Preferred Stock so converted in accordance with paragraph (b) of this Section (7).

                (b) In order to exercise the conversion right, the holder of each share of Series F Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent or, if no Transfer Agent has been appointed by the Corporation, at the principal office of the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to convert its shares of Series F Preferred Stock or a specified portion thereof. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series F Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

        Holders of shares of Series F Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a Redemption Date between such record date and the Dividend Payment Date shall not be entitled to receive such dividend on such Dividend Payment Date) on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date.

        As promptly as practicable after the surrender of certificates for shares of Series F Preferred Stock as aforesaid, the Corporation shall issue, pay and deliver at such office to such holder, or on his, her or its written order, (i) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section (7), (ii) if less than the full number of shares of Series F Preferred Stock evidenced by the surrendered certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificates less the number of shares being converted, (iii) all accrued and unpaid dividends with respect to the shares of Series F Preferred Stock so converted and (iv) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section (7).

        Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series F Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation. All shares of Common Stock delivered upon conversion of the Series F Preferred Stock shall upon delivery be duly and validly issued and fully paid and nonassessable.

                (c) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series F Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series F Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to such fraction of a share multiplied by the Current Market Price of one share of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series F Preferred Stock so surrendered.

                (d) The Conversion Price shall be adjusted from time to time as follows:

                    (i) In case the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock without making a corresponding dividend or distribution with respect to its Series F Preferred Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any share of Series

        F Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or capital stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series F Preferred Stock been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the close of business on the record date in the case of a dividend or distribution (except as provided in paragraph (h) below) and shall become effective immediately after the close of business on the record date in the case of a subdivision, combination or reclassification.

                (ii) In case the Corporation shall issue after the Issue Date
        (a) options, warrants or other rights to all holders of Common Stock entitling them (for a period expiring within 180 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the lower of the Initial Market Price or the Conversion Price (the "Minimum Price") at the record date for the determination of stockholders entitled to receive such options, warrants or other rights or (b) shares of Common Stock (excluding shares of Common Stock issued or issuable as dividends with respect to the Series F Preferred Stock pursuant to paragraph (a) of Section (3) hereof and Common Stock issued or issuable as dividends with respect to the Series E Preferred Stock pursuant to paragraph (a) of Section (3) of the Series E Certificate of Designations) or securities exercisable for (including options, warrants or other rights other than those referred to in clause
        (a) above and subparagraph (iii) below) or exchangeable or convertible into shares of Common Stock) at a price per share (or having an exercise, exchange or conversion price per share) less than the then current Minimum Price (other than securities issued in a transaction in which a pro rata share of such securities have been reserved by the Corporation for distribution to the holders of Series F Preferred Stock upon conversion), then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the date of issuance of such options, warrants, other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock) by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such options, warrants or other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock) (without giving effect to any such issuance) and (B), in the case of (a) above, the number of shares which the aggregate proceeds from the exercise of such options, warrants or other rights for Common Stock or, in the case of (b) above, the number of shares which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock) so issued would purchase at the Minimum Price in effect immediately prior to the date of issuance, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such options, warrants or other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into Common Stock) (without giving effect to any such issuance) and (B), in the case of clause (a) above, the number of additional shares of Common Stock offered for subscription or purchase or, in the case of clause (b) above, the number of shares of Common Stock so issued or into which the exercisable, exchangeable or convertible securities may be exercised, exchanged or converted. Such adjustment shall be made successively whenever any such options, warrants or other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into Common Stock) are issued, and shall become effective immediately after such record date or, in the case of the issuance of Common Stock, after the date of issuance thereof (or in the case of securities exercisable for or exchangeable or convertible into shares of Common Stock, the date on which holders may first exercise, exchange or convert the same in accordance with the respective terms thereof). In determining whether any options, warrants or other rights entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Minimum Price in effect immediately prior to the date of such issuance, and in determining the aggregate offering price of shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock), there shall be taken into account any net consideration received or receivable by the Corporation upon issuance and upon exercise of such options, warrants or other rights or upon issuance of shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock), the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith or, if higher, the aggregate exercise, exchange or conversion price set forth in such exercisable, exchangeable or convertible securities. The aggregate consideration received by the Corporation in connection with the issuance of shares of Common Stock or of options, warrants or other rights or securities exercisable for or exchangeable or convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate net offering price of all such securities plus the minimum aggregate amount, if any, payable upon the exercise of such options, warrants or other rights and conversion of any such exercisable, exchangeable or convertible securities into shares of Common Stock.

                (iii) In case the Corporation shall distribute to all holders of its Common Stock as a class any shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (other than a regular cash dividend that the Board of Directors determines, in good faith, can be maintained by the Corporation for at least four consecutive periods covering not less than one year and that the Board of Directors intends to maintain for at least four consecutive periods covering not less than one year, out of profits or surplus) or options, warrants or other rights to subscribe for or purchase any of its securities (excluding those referred to in subparagraph (ii)(a) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each such case, unless the Corporation elects to reserve shares or other units of such Securities for distribution to the holders of the Series F Preferred Stock upon the conversion of the shares of Series F Preferred Stock so that any such holder converting shares of Series F Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities, converted his or her shares of Series F Preferred Stock into Common Stock (such election to be based upon a determination by the Board of Directors that such reservation will not materially adversely affect the interests of any holder of Series F Preferred Stock in any such reserved Securities), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the date of such distribution by (II) a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of the Common Stock. Such adjustment shall become effective immediately, except as provided in paragraph (h) below, after the record date for the determination of stockholders entitled to receive such distribution.

                (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided further that any adjustment shall be required and made in accordance with the provisions of this Section (7) (other than this subparagraph (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Section (7) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/100 of a share (with .005 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of options, warrants or other rights to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

                (v) No adjustment in the Conversion Price shall be required in the event of any dividend, distribution or issuance to holders of shares of Common Stock pursuant to subparagraph (i), (ii) or (iii) above if holders of shares of Series F Preferred Stock have received the same dividend, distribution or issuance in accordance with Section (3) hereof.

                (e) In case the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which paragraph (d)(i) of this Section
(7) applies) (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series F Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series F Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall use reasonable efforts to deliver notice of any Transaction to the holders of Series F Preferred Stock at least 20 days prior to the earlier of the consummation or the record date therefor; provided however, that any unintentional failure by the Corporation to deliver such required notice shall not impair or affect the validity or provisions of any such Transaction; and provided, further, that any failure by the Corporation to deliver such required notice shall toll the time period in which the holders of Series F Preferred Stock may convert their shares as aforementioned until such notice is delivered by the Corporation. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e) and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series F Preferred Stock which will contain provisions enabling the holders of the Series F Preferred Stock which remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price immediately after such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

                (f)     If:

                        (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than a regular cash dividend that the Board of Directors determines can be maintained by the Corporation for at least four consecutive periods covering at least one year and that the Board of Directors intends to maintain for at least four consecutive periods covering at least one year out of profits or surplus); or

                        (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any options, warrants or other rights; or

                        (iii) there shall be any reclassification of the Common Stock (other than an event to which paragraph (d)(i) of this Section (7) applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation, then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Series F Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date specified in clauses
(A) and (B) below, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale or transfer is expected, that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale or transfer. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section
(7).

                (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price, the calculation of such adjusted Conversion Price and the date on which such adjustment becomes effective and shall promptly mail such notice of such adjustment of the Conversion Price to the holder of each share of Series F Preferred Stock at his, her or its last address as shown on the stock records of the Corporation.

                (h) In any case in which paragraph (d) of this Section (7) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event
(A) issuing to the holder of any share of Series F Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph (c) of this Section (7).

                (i) For purposes of this Section (7), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

                (j) If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section (7), only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.

                (k) In case the Corporation shall take any action affecting the Common Stock other than action described in this Section (7), which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Series F Preferred Stock, the Conversion Price for the Series F Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

                (l) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Series F Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series F Preferred Stock not theretofore converted. For purposes of this paragraph (1), the number of shares of

Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series F Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                (m) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock deliverable upon conversion of the Series F Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                (n) The Corporation shall use all reasonable efforts to list the shares of Common Stock required to be delivered upon conversion of the Series F Preferred Stock and all shares of Common Stock issued as dividends with respect to the Shares, prior to such issuance and delivery, on the Nasdaq Stock Market or such other exchange or interdealer quotation system on which the Common Stock is principally traded or authorized to be quoted.

                (o) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series F Preferred Stock or upon the payment of dividends with respect to the Shares, the Corporation shall use all reasonable efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and any such conversion or delivery shall be subject to any applicable requirements of law or regulation.

                (p) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes or fees payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series F Preferred Stock or upon the payment of dividends with respect to the Shares pursuant hereto imposed by any Governmental Authority (including, without limitation, any fee in respect of an HSR Act filing); provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series F Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

        Section (8) Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

                (i) prior to the Series F Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series F Preferred Stock;

                (ii) on a parity with the Series F Preferred Stock, (A) as to dividends, if such stock is Series E Preferred Stock or if the holders of such class of stock and the Series F Preferred Stock shall be entitled to the receipt of dividends in proportion to their respective amounts of declared and unpaid dividends per share, without preference or priority one over the other, or (B) as to distribution of assets upon liquidation, dissolution or winding up, whether or not the redemption or liquidation prices per share thereof be different from those of the Series F Preferred Stock, if such stock shall be Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock or if the holders of such class of stock and the Series F Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of liquidation prices, without preference or priority one over the other; and

                (iii) junior to the Series F Preferred Stock, (A) as to dividends payable pursuant to paragraph (a) of Section (3) hereof, if such stock is Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock, or as to all dividends, if holders of Series F Preferred Stock shall be entitled to the receipt of all dividends in preference or priority to the holders of shares of such stock, or (B) as to distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Series F Preferred Stock shall be entitled to receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such stock.

        Section (9) Voting.

                (a) Except as herein provided or as otherwise from time to time required by law, holders of Series F Preferred Stock shall have no voting rights.

                (b) So long as any shares of the Series F Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Series F Preferred Stock outstanding at the time given in person or by proxy, either in writing or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

                    (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to (or convertible, exercisable or exchangeable into any class or series of stock ranking prior to) Series F Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up;

                    (ii) the increase in the authorized or issued amount of Series F Preferred Stock; or

                    (iii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation of the Corporation (including any of the provisions hereof) which would affect any right, preference or voting power of Series F Preferred Stock or of the holders thereof, provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series F Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such rights, preferences or voting powers.

                The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption, scheduled to be consummated within 30 days after such time.

        Section (10) Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series F Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be made under the seal of the Corporation and signed by [ ], its [ ], and attested by [ ] its [ ], this [ ] day of [ ], 1998.

                                                POWERTEL, INC.


                                                By
                                                   ----------------------------
(Corporate Seal)

Attest:


By
   -------------------------------------

                                    ANNEX II

                              Registration Rights


        (a) The Purchaser or any party to whom the rights granted pursuant to this Annex II are transferred pursuant to paragraph (i) of this Annex II shall have the right at any time following the second anniversary of the Closing to make an aggregate of three requests of the Seller in writing for registration under the Securities Act of shares of Common Stock into which Shares have been converted or are to be converted prior to the closing of the offering pursuant to such registration and/or shares of Common Stock that have been issued with respect to the Shares (the "Securities"). Any party who loans the Purchase Price (the "Loan") to the Purchaser in connection with the purchase of the Shares (the "Lender"), and any transferee of the rights of the Lender set forth in this Annex II pursuant to paragraph (i) of this Annex II (a "Lender Transferee"), shall have the right beginning as of the Closing Date to make in writing that number of registration requests of Seller determined by subtracting the number of registration requests that have previously been made pursuant to this Section
(a) from three, for registration under the Securities Act with respect to shares of Common Stock pledged by the Purchaser as of the Closing Date (the "Pledged Common Stock") to the Lender as security for the Loan, to the extent that (x) the Lender or a Lender Transferee acquires the Pledged Common Stock pursuant to the exercise of remedies in connection with the Loan, or is otherwise entitled to and desires to sell such Pledged Common Stock pursuant to the exercise of such remedies, and (y) at the time the Pledged Common Stock is acquired or is entitled and desired to be sold by the Lender or a Lender Transferee pursuant to the exercise of such remedies, such Pledged Common Stock may not be resold without restriction pursuant to the Securities Act (including pursuant to Rule 144(k) thereunder), and in such case, the term "Securities" as used in this Annex II shall be deemed to include the Pledged Common Stock. With respect to the first such request to register under the Securities Act, at least $20 million in market value of Securities Beneficially Owned by the Purchaser shall be registered (the shares subject to such request and any other request hereunder being referred to as the "Subject Stock"), and each subsequent such request must be at least 6 months following the completion of the prior offering pursuant to a registration statement with respect to the Subject Stock which was effective until the earlier of the completion of such offering or three months; provided, however, that the Purchaser shall not be entitled to exercise, and the Seller shall be obligated not to recognize the exercise of, the third of such requests unless and until (i) the Purchaser has repaid all loans of funds used by the Purchaser to acquire the Shares and provides written evidence to the Seller from the Purchaser's lender(s) of such repayment or (ii) the Purchaser provides written evidence to the Seller of the consent of the Purchaser's lender(s) to the exercise of the Purchaser's third registration request. The Seller shall use all reasonable efforts to cause the Subject Stock to be registered under the Securities Act as soon as reasonably practicable after receipt of a request so as to permit promptly the sale thereof, and in connection therewith, the Seller shall prepare and file, on such appropriate form as the Seller in its discretion shall determine, a registration statement under the Securities Act to effect such registration. The Seller shall use all reasonable efforts to list all Subject Stock covered by such registration statement on any national securities exchange on which the Common Stock is then listed or to list such Subject Stock on the National Association of Securities Dealers, Inc. Automated Quotation System or National Market System. The Purchaser hereby undertakes to provide all such information and materials and take all such action as may be required in order to permit the Seller to comply with all applicable requirements of the Commission and to obtain any desired acceleration of the effective date of such registration statement. Any registration statement filed at the Purchaser's request hereunder will not count as a requested registration unless effectiveness is maintained until the earlier of completion of the offering or three months. Notwithstanding the foregoing, the Seller (i) shall not be obligated to cause any special audit to be undertaken in connection with any such registration (provided that this provision shall not relieve the Seller of its obligation to obtain any required consents with respect to financial statements in prior periods) and (ii) shall be entitled to postpone for a reasonable period (not to exceed 90 days) of time the filing of any registration statement otherwise required to be prepared and filed by the Seller if the Seller is, at such time, either (A) conducting, or proposing to file with the Commission within 90 days a registration statement with respect to, an underwritten public offering for the account of the Seller of equity securities (or securities convertible into equity securities) or is subject to a contractual obligation not to engage in a public offering and is advised in writing by its managing underwriter or underwriters (with a copy to the Purchaser) that such offering would in its or their opinion be adversely affected by the registration so requested or (B) subject to an existing contractual obligation to its underwriters not to engage in a public offering. Notwithstanding any other provision of this Annex II, the Seller may postpone action under this Annex II for as long as it reasonably deems necessary (but no longer than 90 days) if the Seller determines, in its reasonable discretion, that effecting the registration at such time might (i) adversely affect a pending or contemplated financing, acquisition, disposition of assets or stock, merger or other significant transaction, or (ii) require the Seller to make public disclosure of information the public disclosure of which at such time the Seller in good faith believes could have a significant adverse effect upon the Seller.

        No securities may be registered on a registration statement requested by the Purchaser pursuant to the first paragraph of paragraph (a) of this Annex II without the Purchaser's express written consent, unless the amount of such securities is subject to reduction prior to any reduction in the number of securities originally requested by the Purchaser in the event the lead underwriter of the related offering believes that the success of such offering would be materially and adversely affected by inclusion of all the securities requested to be included therein.

        At any time after the Closing, if the Seller proposes to file a registration statement under the Securities Act with respect to an offering of its equity securities (i) for its own account (other than a registration statement on Form S-4 or S-8 or any substitute form that may be adopted by the Commission) or (ii) for the account of any holders of its securities (including pursuant to a demand registration), then the Seller shall give written notice of such proposed filing to the Purchaser as soon as practicable (but in any event not less than 5 Business Days before the anticipated filing date), and such notice shall offer the Purchaser the opportunity to register such number of shares of Securities as the Purchaser requests. If the Purchaser wishes to register securities of the same class or series as the Seller or such holder, such registration shall be on the same terms and conditions as the registration of the Seller's or such holders' securities (a "Piggyback Registration"). Notwithstanding anything contained herein, if the lead underwriter of an offering involving a Piggyback Registration delivers a written opinion to the Seller that the success of such offering would be materially and adversely affected by inclusion of all the securities requested to be included, then the number of securities to be registered by the Purchaser shall be reduced prior to any reduction in the number of securities to be registered pursuant to clauses
(i) and (ii) of the first sentence of this paragraph; provided, however, that the Seller must provide prompt written notice of such written opinion to the Purchaser. The Purchaser shall have the right at any time to convert its request for a Piggyback Registration into a requested registration pursuant to the first paragraph of paragraph (a) of this Annex II.

        (b) In connection with any offering of shares of Subject Stock registered pursuant to this Annex II, the Seller (i) shall furnish to the Purchaser such number of copies of any prospectus (including any preliminary prospectus) as it may reasonably request in order to effect the offering and sale of the Subject Stock to be offered and sold, but only while the Seller shall be required under the provisions hereof to cause the registration statement to remain current and (ii) take such action as shall be necessary to qualify the shares covered by such registration statement under such "blue sky" or other state securities laws for offer and sale as the Purchaser shall reasonably request; provided, however, that the Seller shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it shall not then be qualified or to file any general consent to service of process in any jurisdiction in which such a consent has not been previously filed. If applicable, the Seller and the Purchaser shall enter into an underwriting agreement with a managing underwriter or underwriters selected by the Purchaser (reasonably satisfactory to the Seller) containing representations, warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary distributions; provided, however, that such underwriter or underwriters shall agree to use their best efforts to ensure that the offering results in a distribution of the Subject Stock sold in accordance with the terms of this Agreement. In connection with any offering of Subject Stock registered pursuant to this Annex II, the Seller shall (x) furnish to the underwriter, at the Seller's expense, unlegended certificates representing ownership of the Subject Stock being sold in such denominations as reasonably requested and (y) instruct any transfer agent and registrar of the Subject Stock to release any stop transfer orders with respect to such Subject Stock. If Purchaser enters into an underwriting agreement with respect to the Subject Stock, Purchaser's representations, warranties and indemnities contained therein shall be made severally rather than jointly with the Company or any other selling stockholder and shall be limited to (i) Purchaser's ownership of the Subject Stock, (ii) Purchaser's authority to enter into the underwriting agreement and related matters, (iii) any information provided by Purchaser for inclusion in the registration statement, and (iv) such other matters as are at the time of such underwriting customarily included in underwriting agreements with the Managing Underwriter relating to sales of common stock by a selling stockholder where the failure by the Purchaser to make such representations, warranties or indemnities causes the Managing Underwriter to refuse to conduct or complete the offering. In the event an offering of Subject Stock fails to close due to the Purchaser's unwillingness, inability or other failure to comply with clause (iv) of the immediately preceding sentence, then Purchaser agrees that the Seller shall be deemed to have satisfied all of its obligations to conduct the related offering of such Subject Stock, shall be excused from any failure of any obligation of Seller with respect thereto and shall not be liable for the failure of such offering of such Subject Stock to close. Upon any registration becoming effective pursuant to this Annex II, the Seller shall use all reasonable efforts to keep such registration statement current for such period as shall be required for the disposition of all of said Subject Stock; provided, however, that such period need not exceed three months.

        (c) The Purchaser shall pay all underwriting discounts and commissions related to shares of Subject Stock being sold by the Purchaser and the fees and disbursements of counsel and other advisors to the Purchaser. All other fees and expenses in connection with the first requested registration pursuant to the first paragraph of paragraph (a) of this Annex II, including, without limitation, all registration and filing fees, all fees and expenses of complying with securities or "blue sky" laws, fees and disbursements of the Seller's counsel and accountants (including the expenses of "cold comfort" letters required by or incident to such performance and compliance) and any fees and disbursements of underwriters customarily paid by issuers in secondary offerings, shall be paid by the Seller, and all such other fees and expenses in connection with the second and third requested registrations pursuant to this Annex II shall be borne equally by the Purchaser and the Seller; provided, however, that in the event the Purchaser fails to convert Shares into Common Stock prior to any such offering, such that such offering is not able to be completed, the Purchaser shall pay all such other fees and expenses.

        (d) In the case of any offering registered pursuant to this Annex II, the Seller agrees to indemnify and hold the Purchaser, each underwriter of Securities under such registration and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act and the directors and officers of the Purchaser, harmless against any and all losses, claims, damages, liabilities or action to which they or any of them may become subject under the Securities Act or any other statute or common law or otherwise, and to reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Subject Stock, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus (as amended or supplemented if the Seller shall have filed with the Commission any amendment thereof or supplement thereto), if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented if the Seller shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this paragraph (d) shall not apply to such losses, claims, damages, liabilities or actions which shall arise from the sale of Subject Stock by the Purchaser if such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, (x) made in reliance upon and in conformity with information furnished in writing to the Seller by the Purchaser or any such underwriter specifically for use in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any such amendment thereof or supplement thereto or (y) made in any preliminary prospectus, and the prospectus contained in the registration statement in the form filed by the Seller with the Commission pursuant to Rule 424(b) under the Securities Act shall have corrected such statement or omission and a copy of such prospectus shall not have been sent or given to such person at or prior to the confirmation of such sale to him.

        (e) In the case of each offering registered pursuant to this Annex II, the Purchaser and each underwriter participating therein shall agree, in the same manner and to the same extent as set forth in paragraph (d) of this Annex II, severally to indemnify and hold harmless the Seller and each person, if any, who controls the Seller within the meaning of Section 15 of the Securities Act, and the directors and officers of the Seller, and in the case of each such underwriter, the Purchaser, each person, if any, who controls the Purchaser within the meaning of the Securities Act and the directors, officers and partners of the Purchaser, with respect to any statement in or omission from such registration statement or any preliminary prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid), if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Seller by the Purchaser or such underwriter specifically for use in connection with the preparation of such registration statement or any preliminary prospectus or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.

        (f) Each party indemnified under paragraph (d) or (e) of this Annex II shall, promptly after receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the commencement thereof. The omission of any indemnified party to so notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in paragraph (d) or (e) of this Annex II, unless the indemnifying party was prejudiced by such omission, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under paragraph (d) or (e) of this Annex II for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its sole and absolute discretion, for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel, in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. No such third party claim may be settled by the indemnifying party or the indemnified party without the prior written consent of the other, which consent shall not be unreasonably withheld.

        (g) If the indemnification provided for under paragraph (d) or (e) shall for any reason be held by a court to be unavailable to an indemnified party under paragraph (d) or (e) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under paragraph (d) or (e) hereof, the indemnified party and the indemnifying party under paragraph (d) or (e) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the Seller and the prospective seller of Securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Seller and such prospective seller from the offering of the securities covered by such registration statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

        (h) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable losses which may be recovered from an indemnifying party arising out of or resulting from the causes enumerated in paragraph (d) or (e) shall be an amount equal to the Purchase Price.

        (i) All, but not less than all, of the rights and obligations granted under this Annex II to cause the Seller to register Securities may be assigned, transferred or otherwise conveyed, in whole but not in part, by the Purchaser to
(i) any Affiliate of the Purchaser, or (ii) to any transferee other than an Affiliate of the Purchaser who acquires at least 500,000 shares of Securities, provided that in either circumstance the Purchaser gives the Seller written notice (at the time of, or within a reasonable time after, such transfer) stating the name and address of such Affiliate or other transferee, and such Affiliate or other transferee provides its agreement, in a form reasonably satisfactory to the Seller, to be bound by the provisions of this Annex II. The rights and corresponding obligations granted under this Annex II also may be assigned, transferred or otherwise conveyed, in whole or in part, from time to time: (i) by the Purchaser to the Lender or a party that is serving as collateral agent or that has otherwise been appointed an agent in connection with the Loan (the "Agent"); (ii) by the Lender to the Agent or to a single transferee (or to a single party acting as agent for multiple transferees) of all or a portion of the Loan; or (iii) by the Lender, the Agent or a transferee of the Lender pursuant to clause (ii) above to the Purchaser with respect to any Securities that are released from a lien imposed in connection with the Loan.

        (j) Capitalized terms not defined in this Annex II shall have the meanings set forth in the Agreement.

        (k) Any successor to Seller (whether by merger, consolidation, sale of assets, assignment or otherwise) shall expressly assume in writing the Seller's obligations hereunder.

        (l) Notwithstanding the foregoing, to the extent that the provisions of indemnification and contribution contained in an underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing provisions, the provisions set forth in the underwriting agreement shall control.